EXHIBIT 21

                            SUBSIDIARIES OF GLENAYRE


The following subsidiaries are wholly-owned, directly or indirectly, by Glenayre as of March 1999.

  Name of Subsidiary                              Jurisdiction of Incorporation
  ------------------                              -----------------------------

  Glenayre Electronics, Inc.                      Colorado, U.S.A.
  Glenayre Manufacturing Ltd.                     Canada
  Glenayre Electronics Singapore PTE Ltd.         Singapore
  Glenayre Electronics (UK) Limited               United Kingdom
  Glenayre Digital Systems, Inc.                  North Carolina, U.S.A.
  Glenayre Electronics Capital Corporation.       North Carolina, U.S.A.
  Glenayre de Mexico S.A. de C.V.                 Mexico
  Glenayre Administracion, S.A. de C.V.           Mexico
  Glenayre Electronics South America Ltda.        Brazil
  Glenayre Electronics Europe B.V.                Netherlands
  Glenayre Electronics (Hong Kong) Limited        Hong Kong
  Glenayre Electronics Philippines, Inc.          Philippines
  Glenayre Electronics (Korea) Limited            Korea
  Glenayre Electronics Middle East LLC            United Arab Emirates
  Glenaye Electronics Export Sales Corporation    Barbados
  Glenayre (India) Private Limited                India
  Nihon Glenayre Electronics K.K.                 Japan
  GTI Acquisition Corp.                           Delaware, U.S.A.
  Western Multiplex Corporation                   California, U.S.A
  Open Development Corporation                    Delaware, U.S.A.
  Wireless Access, Inc.                           California, U.S.A.

-----------------
 The names of other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.